PROSPECT CAPITAL CORPORATION
ARTICLES SUPPLEMENTARY
PREFERRED STOCK, SERIES A4
PREFERRED STOCK, SERIES M4
Prospect Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:
1.Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Section 5.3 of its charter (including these Articles Supplementary, the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board has duly adopted resolutions reclassifying (i) 10,000,000 authorized but unissued shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”), as additional shares (the “Additional Series A4 Shares”) of Preferred Stock, Series A4, par value $0.001 per share (the “Series A4 Shares”) and (ii) 10,000,000 authorized but unissued shares of Common Stock as additional shares (the “Additional Series M4 Shares” and, together with the Additional Series A4 Shares, the “Additional Shares”) of Preferred Stock, Series M4, par value $0.001 per share (the “Series M4 Shares”), each having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms of such series as set forth in the Charter.
2.The Additional Shares have been classified and designated by the Board under the authority contained in the Charter. After giving effect to the classification of the Additional Shares set forth herein, the total number of (i) Series A4 Shares that the Corporation has authority to issue is 90,000,000 and (ii) Series M4 Shares that the Corporation has authority to issue is 90,000,000.
3.These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
4.The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary on this 17th day of October, 2024.
PROSPECT CAPITAL CORPORATION
By:/s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: President & Chief Operating
Officer
ATTEST:
By: /s/ Kristin Van Dask
Name: Kristin Van Dask
Title: Chief Financial Officer, Chief
Compliance Officer & Secretary